EXHIBIT 99.1
Ingersoll-Rand Company Limited Clarendon House 2 Church Street Hamilton HM 11 Bermuda www.irco.com
NEWS RELEASE
Contact:	Paul Dickard (Media) (201) 573-3120 Joe Fimbianti (Analysts) (201) 573-3113

Ingersoll-Rand Reports First Quarter 2003 Earnings of $153.2 million, or $0.90 Diluted EPS

Hamilton, Bermuda, April 17, 2003 - Ingersoll-Rand Company Limited (NYSE:IR), a leading diversified industrial firm, today announced that net earnings and revenues increased in the first quarter of 2003 compared to the 2002 first quarter.

The company reported earnings of $153.2 million or diluted earnings per share (DEPS) of $0.90 for the first quarter of 2003, which included:
    -    DEPS of $0.55 from continuing operations, consistent with guidance;
    -    DEPS of $0.04 from discontinued operations; and
    -    DEPS of $0.31 from the gain on the sale of the Engineered Solutions business.

"Despite a stubbornly weak economy, we delivered strong operating results for the quarter, with revenue increases in all four of our business sectors," said Herbert L. Henkel, chairman, president and chief executive officer.  "We attribute these results to the actions we are taking internally to strengthen our leadership position as a proven source of innovation in our markets worldwide.  These actions have included emphasizing our recurring revenue streams, which reached a new high and accounted for approximately 26% of revenues in the quarter.  We also sold our Engineered Solutions business, an important step that provided cash to strengthen our balance sheet and better position our business to pursue opportunities for future growth and investment."

Highlights for the 2003 First Quarter
Revenues:  Compared to 2002, the company's revenues increased by approximately 9.0% to $2,198.7 million.  Five percentage points of the revenue increase came from organic growth, with approximately one percentage point from acquisitions and three percentage points from currency translation.  All four of the company's business sectors experienced revenue growth in the quarter compared to the 2002 first quarter, primarily driven by double-digit growth at Dresser-Rand (+31%), Thermo King (+20%) and the Security and Safety Sector (+11%).  Total recurring revenues, which includes revenues from installation, parts, service and rental, increased by 16% compared to the first quarter of 2002, and accounted for 26% of total revenues.

Earnings:  The company reported net earnings of $153.2 million, or DEPS of $0.90.  Earnings from continuing operations were $93.5 million, or DEPS of $0.55, and were consistent with the company's earnings guidance for the quarter.  Discontinued operations included net earnings of $6.3 million, or approximately $0.04 DEPS, from the results of the Engineered Solutions business, offset by the retained continuing costs of previously divested businesses.  The company's 2003 results included a gain of $53.4 million, or $0.31 DEPS, from the sale of the company's Engineered Solutions business to The Timken Company in February 2003.  This gain, which is subject to certain final adjustments, was reported as part of discontinued operations.

Sale of Engineered Solutions:  Effective February 16, 2003, IR sold its Engineered Solutions business to The Timken Company.  The proceeds from the transaction consisted of $700 million in cash and approximately 9.4 million shares of Timken common stock, which were valued at $140 million at the sale date.  Additionally, IR will receive 80% of the payments provided in 2003 and 2004 under the Continued Dumping and Subsidy Offset Act (CDSOA), which requires that tariffs collected on dumped imports be directed to the industries harmed.  The results for Engineered Solutions have been classified as "discontinued operations, net of tax" for 2003 and all prior periods.

Interest and Other Expense:  Interest expense was $50.1 million for the first quarter of 2003 compared to $59.2 million in the 2002 first quarter, a decrease of $9.1 million.  This decrease was due to lower year-over-year debt levels related to the repayment of $700 million in debt in the first quarter and a decline in interest rates.  Other expense totaled $6.6 million of net expense for the first quarter, compared to $9.9 million of net expense in the first quarter of 2002.

Taxes:  The company's effective tax rate for continuing operations for the first quarter of 2003 was 14.0% compared to 13.8% last year.

First-quarter Business Review
The company categorizes its businesses into four sectors based on industry and market focus: Climate Control, Industrial Solutions, Infrastructure, and Security and Safety.  Each of its business sectors experienced revenue growth for the 2003 first quarter.  Operating income and margins for the first quarter of 2002 include restructuring and productivity costs of $19.8 million.  First-quarter 2003 operating income was negatively impacted by approximately $19 million in increased pension costs and $2.2 million of productivity investments.

The Climate Control Sector provides solutions to transport, preserve, store and display temperature-sensitive products, and includes the market leading brands of Hussmann and Thermo King.  Revenues for the sector of $557.5 million represented an increase of 8.0% compared to the first quarter of 2002.  Operating margins were 4.5% in both the 2003 and 2002 first quarters.

Hussmann revenues in the first quarter decreased by 2.0% compared to last year, as supermarket customers exhibited continued constrained capital spending, which the company attributes to sluggish growth and increased competitive pricing in the supermarket industry.  Display case sales declined by 6.0% in the first quarter compared to last year.  The company continues to expand large multi-store service programs, and currently provides comprehensive service to more than 3,900 stores for several major retail chains.  First-quarter recurring revenues increased by 6.0% compared to last year.  The installation, service and parts business accounted for approximately 37% of total stationary refrigeration revenues in the quarter, compared to approximately 34% in 2002.

Thermo King revenues for the quarter increased by 20% (13% excluding currency) compared to last year's first quarter.  The North American market for refrigerated trailers, the European truck and trailer market and the global container market improved substantially compared to last year.

The Industrial Solutions Sector is composed of a diverse group of businesses focused on providing solutions to enhance customers' industrial efficiency.

Air and Productivity Solutions provides equipment and services for compressed air systems, tools, fluid power products and the company's Energy Systems business.  Total revenues increased by approximately 3.0% to $320.3 million, primarily due to improvements in the Air Solutions business.  Air Solutions revenues increased by 6.0%, compared to the first quarter of 2002, despite sluggish market demand.  This gain reflects higher new product sales in complete units, increased revenues from the aftermarket business and the benefit of a weaker dollar.  Total recurring revenues accounted for 50% of total Air Solutions revenues.  The Air Care program, which offers comprehensive service and maintenance for all brands of air compressors, expanded to more than 9,000 customers, an increase of more than 12% compared to year-end 2002.  First-quarter operating margins for Air and Productivity Solutions were 7.4% compared to 8.3% in 2002.  Energy Systems focused its marketing effort on environmental markets for the new 250 kilowatt (kW) unit and cogeneration applications for the 70kW product.  Energy Systems received orders for the first seven 250 kW units in targeted market segments, including landfill, petrochemical and wastewater treatment.  Customers ordered 2.6 million watts of microturbine generation capacity during the first quarter of 2003.

Dresser-Rand (D-R) is a leader in energy conversion technology and is positioned to deliver complete package solutions to the oil, gas, chemical and petrochemical industries.  D-R's first-quarter 2003 revenues of $278.1 million increased by 31%, compared to last year. Excluding buyout components, revenues increased by 26%.  D-R operating profit improved to $4.2 million in the first quarter of 2003, compared to a $0.4 million loss in the 2002 first quarter, due to higher revenues.  The backlog totaled $761.8 million ($534.3 million excluding buyouts) at March 31, 2003.  Aftermarket business comprised 52% of D-R revenues in the first quarter.

The Infrastructure Sector includes Bobcat® compact equipment, Club Car® golf cars and utility vehicles, and Ingersoll-Rand® road pavers, compactors, portable-power products and drilling equipment.  Total sector revenues increased by approximately 4.0% to $661.1 million and operating margins were 10.4%, compared to 9.9% in the first quarter of 2002.  Despite sluggish construction markets in North America, Bobcat compact equipment revenues increased slightly compared to last year due to new product introductions.  Bobcat margins improved as well, reflecting the volume gains and the benefits of productivity initiatives.  Road Development revenues increased slightly compared to a weak 2002, and operating margins declined substantially, reflecting soft road-repair markets, unfavorable pricing in North America and a work stoppage at the Mattoon, Illinois, production facility.  Club Car experienced mid single digit revenue gains in the first quarter with flat margins compared to 2002, primarily reflecting ongoing revenue from a contract with General Motors to produce its Pathway electric vehicle.

The Security and Safety Sector includes architectural hardware products, mechanical locks, and electronic and biometric access-control technologies.  First-quarter revenues increased by 11% (7.0% excluding acquisitions) to $381.7 million.  Electronic access control revenues were particularly strong due to growing market demand and the acquisition of Electronic Technologies Corporation (ETC) in the second quarter of 2002.  The traditional hardware business increased by approximately 6.0% with improvements in both the commercial and residential markets, mainly due to share gains.  Operating margins remained strong at 18.5%, compared to 19.1% last year.  The lower operating margins reflect product mix with higher volumes at the Security Solutions business, which has somewhat lower margins than the traditional hardware businesses.

2003 Outlook
"Activity in most of IR's major industrial and construction markets continued to be sluggish as we completed the quarter," said Henkel.  "First-quarter orders for the company increased slightly compared to last year.  However, our recent order activity does not demonstrate any rapid near-term improvement in most of our major markets.

"While we are unable to control the larger economic and geopolitical conditions in which we operate, we are pleased by the progress we are making to improve our operations and strengthen IR's leadership in our worldwide markets.  We continue to improve operating efficiencies with the objective of reducing overall cost.  We are also delving more deeply into our markets with increased promotion of our well-known brands and a renewed emphasis on understanding and addressing the business needs of our customers.  Our people, as always, are a critical component of our success, and we continue to leverage their talents and competencies across our businesses to deliver innovative solutions that many other companies, lacking our range of product and service expertise, are unable to match."

The company anticipates second-quarter 2003 earnings to be in the range of $0.70 to $0.75 per share, including DEPS of $0.74 to $0.79 from continuing operations offset by $0.04 of costs related to discontinued operations.  This forecast compares to earnings of $0.63 DEPS, including $0.10 DEPS from discontinued operations, in the second quarter of 2002.  Based on the current uncertain macro-economic environment, the company is maintaining its full year 2003 expectation for diluted EPS from total operations to be in the range of $3.10 to $3.30, excluding the gain on the sale of Engineered Solutions.  Incorporating the gain on the sale would bring the range of reported DEPS to $3.41 to $3.61 for the full year 2003.  Operating margins are expected to improve as a result of operating cost reductions.  Full-year 2003 expectations include a tax rate of approximately 14% from continuing operations.  Additionally, the CDSOA payment is expected to add approximately $50 million to the pre-tax earnings of discontinued operations.

Ingersoll-Rand is a leading innovation and solutions provider for the major global markets of Security and Safety, Climate Control, Industrial Solutions and Infrastructure.  The company's diverse product portfolio encompasses such leading industrial and commercial brands as Schlage locks and security solutions; Thermo King transport temperature control equipment; Hussmann commercial and refrigeration equipment; Bobcat compact equipment; Club Car golf cars and utility vehicles; PowerWorks microturbines; Ingersoll-Rand industrial and construction equipment; Dresser-Rand turbomachinery and Kryptonite portable security products.  In addition, IR offers products and services under many more premium brands for customers in industrial and commercial markets.  Further information on IR can be found on the company's web site at www.irco.com.

This news release includes "forward-looking statements" that involve risks and uncertainties.  Political, economic, climatic, currency, tax, regulatory, technological, competitive and other factors could cause actual results to differ materially from those anticipated in the forward-looking statements.  Additional information regarding these risk factors and uncertainties is detailed from time to time in the company's SEC filings, including but not limited to its report on Form 10-K for the year ended December 31, 2002.

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4/17/03
(See Accompanying Tables)